Exhibit 99.1

NEWFIELD ANNOUNCES THIRD QUARTER RESULTS**

FOR IMMEDIATE RELEASE

     Houston — (October 27, 2004) — Newfield Exploration Company (NYSE:NFX) today announced its financial and operating results for the third quarter of 2004. A conference call to discuss the results is planned for 8 a.m. (CDT), Thursday, October 28. To participate in the call, dial 719-457-2623. A listen-only broadcast will also be provided over the Internet. Simply go to the Investor Relations section at http://www.newfld.com.

     Newfield also announced that it will hold an investor conference in Houston from 8 a.m. — 3:30 p.m. on November 9, 2004. Through the Company’s website, slides will be available the day of the conference and a replay will be made available the next day.

Third Quarter 2004

     For the third quarter of 2004, Newfield reported net income of $81.6 million, or $1.35 per share (all per share amounts are on a diluted basis). Stated without the effect of $9.7 million ($6.3 million after-tax), or $0.10 per share, of net gain related to unrealized commodity derivative transactions, net income for the third quarter was $75.3 million, or $1.25 per share. Revenues in the third quarter of 2004 were $327.7 million. Net cash provided by operating activities before changes in operating assets and liabilities was $267.7 million in the third quarter of 2004. See Explanation and Reconciliation of Non-GAAP Financial Measures.

     Newfield’s results for the third quarter of 2004 compare favorably to the same period of the prior year. Net income from continuing operations in the third quarter of 2003 was $58.4 million, or $1.04 per share. Stated without the effect of $3.6 million ($2.3 million after-tax), or $0.04 per share, of net gain related to unrealized commodity derivative transactions, net income from continuing operations for the third quarter was $56.1 million, or $1.00 per share. The loss from discontinued operations was $9.0 million, or $0.16 per share. Revenues in the third quarter of 2003 were $248.7 million. Net cash provided by continuing operating activities before changes in operating assets and liabilities was $185.6 million in the third quarter of 2003.

     Newfield’s production in the third quarter of 2004 was 60.7 billion cubic feet equivalent (Bcfe), an 8% increase over production of 56.1 Bcfe in the third quarter of 2003. The following tables detail production and average realized prices for the third quarter of 2004 and 2003.

Quarterly Sales / Production
For the Three Months Ended September 30

	3Q04	3Q03	% Change
United States
Natural gas sales (Bcf)	48.6	47.4	3%
Average natural gas production (MMcf/d)	528.8	514.8	3%
Oil and condensate sales (MMBbls)	1.59	1.47	8%
Average oil and condensate production (BOPD)	17,272	15,935	8%
International
Natural gas sales (Bcf)	0.113
Average natural gas production (MMcf/d)	1.2
Oil and condensate sales (MMBbls)	0.405
Average oil and condensate production (BOPD)	3,478
Total
Natural gas sales (Bcf)	48.8	47.4	3%
Average natural gas production (MMcf/d)	530.0	514.8	3%
Oil and condensate sales (MMBbls)	2.00	1.47	36%
Average oil and condensate production (BOPD)	20,750	15,935	30%
Total sales (Bcfe)	60.7	56.1	8%

Average Realized Prices+
For the Three Months Ended September 30

	3Q04	3Q03	% Change
United States
Natural gas (per Mcf)	$5.10	$4.40	16%
Oil and condensate (per Bbl)	$36.97	$26.50	40%
International
Natural gas (per Mcf)	$3.94
Oil and condensate liftings (per Bbl)	$46.34
Total
Natural gas (per Mcf)	$5.10	$4.40	16%
Oil and condensate (per Bbl)	$38.85	$26.50	47%
Total (per Mcfe)	$5.37	$4.40	22%

+Prices shown are net of all applicable transportation expenses, which reduced the realized price of natural gas by $0.02 per Mcf for both periods and the realized price of oil and condensate by $0.28 and $0.32 per Bbl for the three months ended September 30, 2004 and 2003, respectively. Average realized prices also include the effects of hedging other than our three-way collar contracts, which do not qualify for hedge accounting under SFAS No. 133. Had we included the realized loss on our three-way collar contracts, our average realized price for natural gas would have been $5.03 per Mcf and our average realized price for oil and condensate would have been $36.20 per Bbl for the third quarter of 2004. No three-way contracts were settled in the third quarter of 2003.

     Stated on a unit of production basis, Newfield’s lease operating expense (LOE) in the third quarter of 2004 was $0.66 per Mcfe compared to LOE from continuing operations of $0.55 per Mcfe in the same period of 2003. Production taxes in the third quarter of 2004 increased to $0.21 per Mcfe compared to production taxes from continuing operations of $0.13 per Mcfe in the same period of 2003. DD&A expense in the third quarter of 2004 was $1.95 per Mcfe compared to DD&A expense from continuing operations of $1.80 per Mcfe in the same period of 2003. The increase in DD&A expense is due primarily to the third quarter acquisition of Denbury’s Gulf of Mexico properties. G&A expense (including stock compensation) in the third quarter of 2004 was $0.36 per Mcfe compared to G&A expense from continuing operations of $0.25 in the same period of 2003. G&A expense in the third quarter of 2004 is net of capitalized direct internal costs of $9.1 million. Capitalized direct internal costs were $6.2 million in the third quarter of 2003.

     Capital expenditures in the third quarter of 2004 were $1.2 billion, including $719 million allocated for financial accounting purposes to the oil and gas properties acquired in the $575 million purchase of Inland Resources, Inc. Capital expenditures for the quarter also include the recognition of asset retirement costs of $44 million associated with our recent acquisitions.

Year-to-Date 2004

     For the first nine months of 2004, Newfield posted net income of $226.9 million, or $3.91 per share. Revenues for the first nine months of 2004 were $915.8 million. This compares to net income from continuing operations of $170.8 million, or $3.06 per share, on revenues of $772.1 million for the first nine months of 2003. Net cash provided by continuing operating activities before changes in operating assets and liabilities was $660.9 million in the first nine months of 2004 compared to $538.9 million in the same period of 2003. See Explanation and Reconciliation of Non-GAAP Financial Measures.

     Production volumes for the first nine months of 2004 increased 5% over the same period last year. The Company produced 174.1 Bcfe in the first nine months of 2004 compared to production from continuing operations of 165.5 Bcfe in the first nine months of the prior year. The following tables detail production and average realized prices for the first nine months of 2004 and 2003:

Year-to-Date Sales / Production
For the Nine Months Ended September 30

	YTD 09/04	YTD 09/03	% Change
United States
Natural gas sales (Bcf)	143.8	138.1	4%
Average natural gas production (MMcf/d)	524.9	505.9	4%
Oil and condensate sales (MMBbls)	4.56	4.56	—
Average oil and condensate production (BOPD)	16,624	16,703	—
International
Natural gas sales (Bcf)	0.483
Average natural gas production (MMcf/d)	1.8
Oil and condensate sales (MMBbls)	0.409
Average oil and condensate production (BOPD)	3,089
Total
Natural gas sales (Bcf)	144.3	138.1	4%
Average natural gas production (MMcf/d)	526.6	505.9	4%
Oil and condensate sales (MMBbls)	4.96	4.56	9%
Average oil and condensate production (BOPD)	18,708	16,703	12%
Total sales (Bcfe)	174.1	165.5	5%

Average Realized Prices+
For the Nine Months Ended September 30

	YTD 09/04	YTD 09/03	% Change
United States
Natural gas (per Mcf)	$5.10	$4.64	10%
Oil and condensate (per Bbl)	$34.30	$27.71	24%
International
Natural gas (per Mcf)	$3.96
Oil and condensate liftings (per Bbl)	$46.06
Total
Natural gas (per Mcf)	$5.10	$4.64	10%
Oil and condensate (per Bbl)	$35.27	$27.71	27%
Total (per Mcfe)	$5.23	$4.64	13%

+Prices shown are net of all applicable transportation expenses, which reduced the realized price of natural gas by $0.02 per Mcf for both periods and the realized price of oil and condensate by $0.35 and $0.37 per Bbl for the first nine months of 2004 and 2003, respectively. Average realized prices include the effects of hedging other than our three-way collar contracts, which do not qualify for hedge accounting under SFAS No. 133. Had we included the realized loss on our three-way contracts our average realized price for natural gas would have been $5.05 per Mcf and our average realized price for oil and condensate would have been $33.27 per Bbl for the nine months ended September 30, 2004. No three-way contracts were settled in the first nine months of 2003.

     In the first nine months of 2004, LOE, stated on a unit of production basis, averaged $0.57 per Mcfe, compared to LOE from continuing operations of $0.52 per Mcfe in the same period of 2003. Production taxes in the first nine months of 2004 were $0.17 per Mcfe compared to production taxes from continuing operations of $0.15 per Mcfe in the same period of 2003. DD&A expense in the first nine months of 2004 was $1.89 per Mcfe compared to DD&A expense from continuing operations of $1.77 per Mcfe in the same period of 2003. G&A expense (including stock compensation) in the first nine months of 2004 was $0.34 per Mcfe compared to G&A expense from continuing operations of $0.28 per Mcfe in the prior year. G&A expense in the first nine months of 2004 is net of capitalized direct internal costs of $25.1 million. Capitalized direct internal costs were $20.4 million in the first nine months of 2003.

Explanation and Reconciliation of Non-GAAP Financial Measures

     Earnings stated without the effect of unrealized commodity derivative transactions, a non-GAAP financial measure, exclude certain items that affect the comparability of operating results. Earnings without the effect of these items are presented because the amount of these items cannot be reasonably estimated and because earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts. Commodity derivative income as stated in our consolidated statement of income for the third quarter of 2004 includes an unrealized increase in the fair value of our three-way collar contracts of $9.2 million, a realized loss of $8.3 million for our three-way collar contracts and a decrease in hedge ineffectiveness of $0.5 million associated with our cash flow hedges. Commodity derivative income as stated in our consolidated statement of income for the third quarter of 2003 includes only changes in hedge ineffectiveness associated with our cash flow hedges. A reconciliation of earnings stated without the effect of the unrealized commodity derivative transactions to net income is shown below:

	3Q04	3Q03
Net income from continuing operations	$81.6	$58.4
Unrealized commodity derivative income	(9.7)	(3.6)
Income tax provision adjustment for above item	3.4	1.3

Earnings stated without the effect of unrealized commodity derivative transactions	$75.3	$56.1

     Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities from continuing operations before changes in operating assets and liabilities to net cash provided by operating activities from continuing operations is shown below:

	3Q04	3Q03
Net cash provided by operating activities from continuing operations	$230.3	$191.1
Less: (Increase) decrease in operating assets and liabilities	(37.4)	5.5

Net cash provided by operating activities from continuing operations before changes in operating assets and liabilities	$267.7	$185.6

	YTD04	YTD03
Net cash provided by operating activities from continuing operations	$644.6	$458.5
Less: (Increase) decrease in operating assets and liabilities	(16.3)	(80.4)

Net cash provided by operating activities from continuing operations before changes in operating assets and liabilities	$660.9	$538.9

2005 Production Estimate

     The Company expects to produce 255 — 270 Bcfe in 2005, an increase of 6 - 12% over 2004 estimated production of about 240 Bcfe. Preliminary capital spending for 2005 is estimated at about $850 — 900 million. A final budget is being prepared and will be submitted to the Company’s board of directors for approval in February 2005.

Fourth Quarter 2004 Estimates

     Natural Gas Production and Pricing The Company’s natural gas production in the fourth quarter of 2004 is expected to be 49 — 54 Bcf (533 — 590 MMcf/d). The price the Company realizes for natural gas production from the Gulf of Mexico and onshore Gulf Coast on an Mcf basis after basis differentials, transportation and handling charges, typically averages $0.15 — $0.20 less per MMBtu than the Henry Hub Index. Realized gas prices for our Mid-Continent properties after basis differentials, transportation and handing charges typically average $0.70 — $0.80 per MMBtu less than Henry Hub Index. Hedging gains or losses will affect price realizations.

     Crude Oil Production and Pricing Oil production in the fourth quarter of 2004 is expected to be 2.4 — 2.6 million barrels (25,700 — 28,400 BOPD). These estimates include approximately 4,300 BOPD from the Company’s Malaysian operations. The price the Company receives for Gulf Coast production typically averages about $2 below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains averages about $3 below WTI price. Oil production from the Mid-Continent typically sells at a $1.00 — $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Hedging gains or losses will affect price realizations.

     Lease Operating and Other Expenses LOE is expected to be $45 — $50 million ($0.67 — $0.75 per Mcfe) in the fourth quarter of 2004. Production taxes in the fourth quarter of 2004 are expected to be $14 — $15 million ($0.21 - $0.24 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.

     General and Administrative Expense G&A expense for the fourth quarter of 2004 is expected to be $20 — $22 million ($0.31 — $0.34 per Mcfe), net of capitalized direct internal costs. Capitalized G&A expense is expected to be $8 - $9 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on net income.

     Interest Expense The non-capitalized portion of the Company’s interest expense for the fourth quarter of 2004 is expected to be $13 — $14 million ($0.10 — $0.11 per Mcfe). As of October 27, 2004, borrowings under the Company’s credit arrangements were $182 million. The remainder of long-term debt consists of three separate issuances of notes that in the aggregate total $875 million in principal amount. Capitalized interest for the fourth quarter of 2004 is expected to be about $3 — $5 million.

     Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the fourth quarter of 2004 to be about 35 — 39%. About 60% of the tax provision is expected to be deferred.

     The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication — @NFX. This publication can be found on Newfield’s web page at http://www.newfld.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and select international ventures.

**The statements set forth in this release regarding estimated or anticipated full-year 2005 and fourth quarter 2004 results, production volumes and capital expenditures are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020	Steve Campbell
Houston, TX 77060	(281)847-6081
www.newfld.com	info@newfld.com

###

CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in thousands, except per share data)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Oil and gas revenues	$327,725	$248,664	$915,817	$772,107

Operating expenses:
Lease operating	39,829	31,083	98,659	85,807
Production and other taxes	12,706	7,488	30,159	25,159
Transportation	1,700	1,624	5,082	5,046
Depreciation, depletion and amortization	118,471	100,897	329,548	293,407
General and administrative (A)	21,839	13,815	59,459	46,008
Gas sales obligation settlement and redemption of securities	—	—	—	20,475

Total operating expenses	194,545	154,907	522,907	475,902

Income from operations	133,180	93,757	392,910	296,205
Other income (expenses):
Interest expense	(14,798)	(13,357)	(39,265)	(45,025)
Capitalized interest	6,270	4,010	14,593	11,728
Dividends on preferred securities of Newfield Financial Trust I	—	—	—	(4,581)
Commodity derivative income (expense) *	1,371	3,569	(16,464)	723
Other	1,330	444	2,330	956

	(5,827)	(5,334)	(38,806)	(36,199)

Income from continuing operations before income taxes	127,353	88,423	354,104	260,006
Income tax provision	45,778	30,072	127,206	89,254

Income from continuing operations	81,575	58,351	226,898	170,752
Loss from discontinued operations, net of tax	—	(8,972)	—	(16,992)

Income before cumulative effect of change in accounting principle	81,575	49,379	226,898	153,760
Cumulative effect of change in accounting principle, net of tax**	—	—	—	5,575

Net income	$81,575	$49,379	$226,898	$159,335

Earnings per share:
Basic
Income from continuing operations	$1.38	$1.04	$3.97	$3.17
Loss from discontinued operations	—	(0.16)	—	(0.31)
Cumulative effect of change in accounting principle, net of tax**	—	—	—	0.10

Net income	$1.38	$0.88	$3.97	$2.96

Diluted
Income from continuing operations	$1.35	$1.04	$3.91	$3.06
Loss from discontinued operations	—	(0.16)	—	(0.30)
Cumulative effect of change in accounting principle, net of tax**	—	—	—	0.10

Net income	$1.35	$0.88	$3.91	$2.86

Weighted average number of shares outstanding for basic earnings per share	59,290	55,887	57,117	53,785
Weighted average number of shares outstanding for diluted earnings per share	60,317	56,347	58,046	56,778

(A)	Includes non-cash stock compensation of $1,043 and $629 for the three months September 30, 2004 and 2003, respectively, and $3,003 and $2,115 for the nine months ended September 30, 2004 and 2003, respectively.

  * Associated with SFAS No. 133.

** Associated with the adoption of SFAS No. 143.

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in thousands of dollars)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$28,856	$15,347
Accounts receivable, oil and gas	188,086	134,774
Inventories	7,505	553
Derivative assets *	14,936	13,786
Deferred taxes	29,442	12,893
Other current assets	75,736	61,563

Total current assets	344,561	238,916

Oil and gas properties, net (full cost method)	3,689,908	2,418,500
Floating production system and pipelines	35,000	35,000
Furniture, fixtures and equipment, net	17,676	5,875
Derivative assets *	34,588	2,223
Other assets	20,774	16,197
Goodwill	65,990	16,378

Total assets	$4,208,497	$2,733,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$376,776	$255,522
Derivative liabilities*	89,826	44,696
Total current liabilities	466,602	300,218
Other liabilities	12,988	13,203
Derivative liabilities *	61,106	13,244
Long-term debt	1,068,101	643,459
Asset retirement obligation **	199,155	151,548
Deferred taxes	528,161	242,839

Total long-term liabilities	1,869,511	1,064,293

Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY
Common stock	632	571
Additional paid-in capital	1,095,994	796,256
Treasury stock	(27,155)	(26,679)
Unearned compensation	(9,021)	(10,912)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	225	851
Commodity derivatives *	(50,108)	(26,428)
Minimum pension liability	(833)	(833)
Retained earnings	862,650	635,752

Total stockholders’ equity	1,872,384	1,368,578

Total liabilities and stockholders’ equity	$4,208,497	$2,733,089

  * Associated with SFAS No. 133.

** Associated with SFAS No. 143.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in thousands of dollars)

	For the
	Nine Months Ended
	September 30,
	2004	2003
Cash flows from operating activities:
Net income	$226,898	$159,335
Loss from discontinued operations, net of tax	—	16,992
Depreciation, depletion and amortization	329,548	293,407
Deferred taxes	101,710	52,913
Stock compensation	3,003	2,115
Commodity derivative income *	(212)	(723)
Gas sales obligation settlement and redemption of securities	—	20,475
Cumulative effect of change in accounting principle **	—	(5,575)

	660,947	538,939
Changes in operating assets and liabilities	(16,389)	(80,424)

Net cash provided by continuing activities	644,558	458,515
Net cash provided by discontinued activities	—	10,339

Net cash provided by operating activities	644,558	468,854

Cash flows from investing activities:
Purchases of businesses, net of cash acquired	(755,695)	(91,742)
Proceeds from sale of business	—	9,678
Additions to oil and gas properties	(601,770)	(358,642)
Sale of oil and gas properties	16,501	—
Additions to furniture, fixtures and equipment	(4,933)	(2,738)

Net cash used in continuing activities	(1,345,897)	(443,444)
Net cash provided by (used in) discontinued activities	—	(3,085)

Net cash used in investing activities	(1,345,897)	(446,529)

Cash flows from financing activities:
Proceeds from borrowings under credit arrangements	1,021,000	1,285,500
Repayments of borrowings under credit arrangements	(921,000)	(1,180,500)
Proceeds from issuance of senior subordinated notes	325,000	—
Repurchases of secured notes	(2,895)	(63,068)
Deliveries under the gas sales obligation	—	(8,442)
Proceeds from issuances of common stock	293,701	142,147
Repayments of secured notes	—	(11,215)
Gas sales obligation settlement	—	(62,017)
Purchases of treasury stock	(476)	(403)
Redemption of trust preferred securities	—	(148,449)

Net cash provided by (used in) continuing activities	715,330	(46,447)
Net cash used in discontinued activities	—	—

Net cash provided by (used in) financing activities	715,330	(46,447)

Effect of exchange rate changes on cash and cash equivalents	(482)	194
Increase (decrease) in cash and cash equivalents	13,509	(23,928)
Cash and cash equivalents from continuing operations, beginning of period	15,347	33,798
Cash and cash equivalents from discontinued operations, beginning of period	—	15,100

Cash and cash equivalents, end of period	$28,856	$24,970

  * Associated with SFAS No. 133.

** Associated with the adoption of SFAS No. 143